Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 11, 2015

Fortress Transportation and Infrastructure Investors LLC

1345 Avenue of the Americas, 46th floor

New York, NY 10105

Re:	Fortress Transportation and Infrastructure Investors LLC Registration Statement on Form S-1 (File No. 333-193182)

Ladies and Gentlemen:

We have acted as special counsel to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the initial public offering by the Company of common shares representing limited liability company interests of the Company (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-193182) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on January 3, 2014; (b) Pre-Effective Amendments No. 1 through No. 6 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named in Schedule A thereto, and the Company, filed as Exhibit 1.1 to the Registration Statement; (d) the Certificate of Formation of the Company; (e) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 19, 2014, in effect as of the date hereof, (f) the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”) to be in effect immediately prior to the consummation of the initial public offering of the Shares and filed as Exhibit 3.3 to the Registration Statement; and (g) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the LLC Agreement, upon execution, will be the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the law of any jurisdiction other than the DLLCA and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that upon (i) the effectiveness of the Registration Statement under the Act, (ii) the due execution of the LLC Agreement and the effectiveness thereof, (iii) the due action by a duly appointed committee of the Board of Directors of the Company to determine the price per Share and (iv) the due issuance of the Shares against payment therefor in accordance with the LLC Agreement and in the manner described in the Underwriting Agreement, the Shares will be validly issued and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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